Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-2654, 33-88686, 333-67559, 333-37356, 333-50174, 333-88486, 333-105880, 333-134939, 333-174582, and 333-189060) of Covenant Transportation Group, Inc. of our report dated June 20, 2014 with respect to the statements of net assets available for benefits of Covenant Transport, Inc. 401(k) and Profit Sharing Plan as of December 31, 2013, December 29, 2013 and 2012, the related statements of changes in net assets available for benefits for the period ended December 31, 2013, and for the years ended December 29, 2013 and 2012, and the related supplemental schedules as of December 31, 2013 and December 29, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of Covenant Transportation Group, Inc. 401(k) and Profit Sharing Plan.

/s/ Lattimore Black Morgan & Cain, PC

Chattanooga, Tennessee
June 20, 2014

Return to Form 11-K